UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2015

RPX Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35146	26-2990113
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Market Plaza
Suite 800
San Francisco, CA 94105
(Address of principal executive offices, including zip code)
(866) 779-7641
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
This Form 8-K/A is filed as an amendment (“Amendment No. 1”) to the Current Report on Form 8-K filed by RPX Corporation (the “Company”) under Items 2.01 and 9.01 on February 3, 2015 (the “Original 8-K”). The Company is filing Amendment No. 1 to update certain of the information included in Exhibit No. 10.1 in Item 9.01 of the Original 8-K. Attached is an amended version of Exhibit 10.1.

Item 2.01 Completion of Acquisition or Disposition of Assets.
On January 28, 2014, the Company and RPX Clearinghouse LLC (a wholly-owned subsidiary of the Company) completed an acquisition of patent assets owned or controlled by Rockstar Consortium US LP, Rockstar Consortium LLC, Bockstar Technologies LLC, Constellation Technologies LLC, MobileStar Technologies LLC, and NetStar Technologies LLC (the “Sellers”) pursuant to the Asset Purchase Agreement entered into by the Company, RPX Clearinghouse LLC and the Sellers on December 22, 2014 (the “Transaction”). The aggregate consideration paid to the Sellers in connection with the Transaction was $900 million in cash, which RPX Clearinghouse LLC financed with a contribution of approximately $35 million from the Company and funding commitments from a syndicate of more than 30 companies, each of which received non-exclusive licenses to the patent assets acquired in the Transaction. RPX Clearinghouse has further made the patent assets available for license to all other interested companies under fair, reasonable, and non-discriminatory terms.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1
Asset Purchase Agreement, dated as of December 22, 2014, by and among Rockstar Consortium US LP, Rockstar Consortium LLC, Bockstar Technologies LLC, Constellation Technologies LLC, MobileStar Technologies LLC, NetStar Technologies LLC, RPX Clearinghouse LLC, and RPX Corporation†

† Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPX Corporation

By:	/s/ MARTIN E. ROBERTS
Martin E. Roberts
General Counsel

Dated: April 9, 2015